Exhibit 99.1
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Management and Consulting Agreement with Alon Israel
     Alon Israel provides strategic planning and management consulting services to us pursuant to a management and consulting agreement dated as of August 1, 2003. In particular, Alon Israel advises our management regarding policy initiatives, financial planning and strategic planning relating to our operations. The management and consulting agreement has an initial term of three years and provides that we pay Alon Israel an annual management and consulting fee which is currently $4.0 million per year. We paid Alon Israel $2.1 million and $4.0 million in each of 2003 and 2004, respectively, in accordance with the agreement. As of July 1, 2005 we have paid Alon Israel $2.0 million under this agreement. Upon completion of this offering the term of the agreement will be extended until December 31, 2009 and our payment obligations under the agreement will be terminated in exchange for an aggregate payment by us to Alon Israel of $6.0 million, $2.0 million of which will be paid upon completion of this offering and the remainder of which will be paid no later than March 15, 2006. Alon Israel’s obligations to provide consulting services under the amended agreement will remain in effect through the end of the term of the agreement.
     As of the date of this prospectus and without giving effect to this offering, Alon Israel is the beneficial owner of 100% of our outstanding common stock. David Wiessman, our Executive Chairman of the Board, is the Chief Executive Officer, President and a director of Alon Israel. Mr. Wiessman also is the sole beneficiary of a trust which owns 2.0% of Alon Israel in the form of non-voting shares. Mr. Wiessman owns 20% of Bielsol Investments (1987) Ltd., which owns 37.21% of Alon Israel. The remaining 80% of Bielsol Investments (1987) Ltd. is owned by Shebug Ltd., which is wholly-owned by the family of Shraga Biran, the father of Boaz Biran, one our directors.
Payment of Certain Expenses on Behalf of Certain Related Parties
     Rosebud Medical Ltd., an affiliate of Bielsol Investments (1987) Ltd. (a beneficial owner of Alon Israel), and Africa Israel Investments Ltd., a beneficial owner of Alon Israel, have utilized consultants to assist in evaluating commercial real estate investments in the United States. From June 2001 through January 2003, we facilitated these consulting arrangements by paying consulting fees on behalf of Rosebud Medical Ltd. and Africa Israel Investments Ltd., for which these entities subsequently reimbursed us. Under these consulting arrangements, we paid consulting fees of $190,000 to Mr. Ron W. Haddock, one of our directors, and $194,459 to an unaffiliated third party. The amounts paid to Mr. Haddock were $70,000, $110,000 and $10,000 in 2001, 2002 and 2003, respectively. Rosebud Medical Ltd. and Africa Israel Investments Ltd. reimbursed us for $251,460 of these consulting payments in July 2002 and the balance of these consulting payments in May 2003.
     Rosebud Medical Ltd., a public company listed on the Tel Aviv Stock Exchange, is owned 75.4% by Tani-Pan Ltd and 24.6% by public shareholders. Tani-Pan Ltd. is owned 24.5% by Bielsol Investments, 51.0% by Mandelboum Gate Ltd. and 24.5% by unrelated third parties. Mr. Wiessman, through a company wholly-owned by him, owns 21.3% of Mandelboum Gate Ltd. and the family of Shraga Biran (the father of Boaz Biran, one of our directors) beneficially owns the remaining 78.7% of Mandelboum Gate Ltd.
     Africa Israel Investments Ltd., a public company listed on the Tel Aviv Stock Exchange, is the sole stockholder of Africa Israel Trade & Agencies Ltd., which owns 26.4% of Alon Israel. Pinchas Cohen, one of our directors, is the Chief Executive Officer of Africa Israel Investment Ltd. Mr. Cohen is also a director of Alon Israel. Avraham Meron, one of our directors and an initial member of our audit committee, is the Senior Vice President — Finance of Africa Israel Investments Ltd. Mr. Meron is also a director of Alon Israel.
Repayment of Indebtedness
     We intend to use a portion of the net proceeds of this offering to repay outstanding subordinated notes payable to Alon Israel. As of March 31, 2005, the outstanding principal and accrued interest under these notes was $20.3 million.
     On February 28, 2005, we repaid $25.0 million of outstanding indebtedness borrowed from Alon Israel in August 2002 in connection with the Alon Capital minority interest acquisition. This indebtedness bore interest at a rate of 7.0% per annum.

Guaranties by Related Parties
     Alon Israel, Bielsol Investments (1987) Ltd., Africa Israel Investments Ltd. and Sha’ar Mandelbaum Ltd., an affiliate of Bielsol Investments (1987) Ltd., have historically provided limited guarantees of our revolving credit facility.
The Alon Capital Minority Interest Acquisition
     On August 21, 2002, we acquired the 40% interest in Alon Capital that we previously did not own from the entities listed in the table below for a purchase price of $57.1 million. At the closing of the transaction, we paid the investors $37.1 million in cash and issued promissory notes to the investors for the remaining $20.0 million of purchase price. We repaid the promissory notes in two installments of $10.0 million, plus accrued interest, on each of June 30, 2003 and June 30, 2004. The promissory notes bore interest at 7.0% compounded annually. We refer to this transaction as the Alon Capital minority interest acquisition. The following table sets forth the payment to each of the investors:

	Proceeds
	Paid at Closing
	of Alon Capital	Payments
	Minority Interest	at June 30, 2003
Investor	Acquisition	and 2004
	(dollars in millions)
Rosebud Medical Ltd.	$16.9	$4.6
Africa Israel Energy Ltd.	18.7	5.0
Tabris Investments Inc.	1.5	0.4

Total	$37.1	$10.0

     Africa Israel Energy Ltd. is owned 51.0% by Africa Israel Investments Ltd. Tabris Investments Inc. was wholly-owned by Mr. Wiessman from July 2001 to December 2003. Tabris Investments Inc. acquired 4.0% of Alon Energy in August 2001. In December 2003, Alon Israel acquired 100.0% of Tabris Investments Inc. from Mr. Wiessman, the assets of which consisted solely of 1,401,120 shares of common stock of Alon Energy, for an aggregate purchase price of $5.68 million, or $4.05 per share of Alon Energy. Upon the end of each year of service under his five-year employment agreement with Alon Israel, Mr. Wiessman has the option to re-acquire 175,140 shares of Alon Energy (up to 875,700 shares) from Tabris Investments, Inc. at a price per share equal to $4.05, plus accrued interest on such per share price from December 2003.
Other Indebtedness
     A portion of the financing for our acquisition from Fina was provided by issuing an aggregate of $11.2 million of promissory notes to Rosebud Medical Ltd. and Africa Israel Energy Ltd., each of which subsequently assigned a 4.0% interest in such notes to Springer Investments S.A., an investment company wholly owned by David Wiessman. The promissory notes bore interest at a rate of 7.0% per annum. We paid all principal and accrued interest on such notes as follows:

	2004	2005	Total
Rosebud Medical Ltd.	$3.4	$3.5	$6.9
Africa Israel Energy Ltd.	3.8	$3.8	$7.6
Springer Investments S.A.	1.5	0.3	0.6
Total	$7.5	$7.6	$15.1

     In connection with our acquisition from Fina, Alon Assets issued subordinated promissory notes to Mr. Morris and Mr. Hart in principal amounts of $369,364 and $92,341, respectively, bearing interest at 7.0% per annum. In 2002, we repaid $236,097 and $59,024 of the principal and accrued interest owed to Mr. Morris and Mr. Hart, respectively. In 2003, we repaid $199,725 and $49,931 of the principal and interest owed to Mr. Morris and Mr. Hart, respectively. In April 2005, we repaid $10,369 and $1,444 to Mr. Morris and Mr. Hart in full payment of these notes.